Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 17, 2006 accompanying the consolidated financial statements of Sterling Construction Company, Inc. and subsidiaries appearing in the 2005 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-K for the year ended December 31, 2005, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Houston, Texas
May 25, 2006